EXHIBIT 99.1

Ciprico Reports Third Quarter Results

Minneapolis, MN – July 27, 2004 — Ciprico Inc. (NASDAQ:  CPCI), a leading manufacturer and marketer of high-performance storage and system solutions, today announced results for the third quarter and nine-month period ended June 30, 2004.

Included in the results for the third quarter and nine months ended June 30, 2004 are previously announced charges totaling $3.4 million or $0.72 per share associated with a business reorganization implemented in April 2004.  This includes a pre-tax restructuring charge of $2.5 million related to a 40 percent workforce reduction, abandonment of a portion of Ciprico’s headquarter facility and the write-down of certain fixed assets.  In addition, the Company recorded a non-cash adjustment of $900,000 to cost of sales and inventory to reduce certain legacy product inventory to market value.

Sales for the quarter were $4.6 million, a 10 percent increase over the second quarter of fiscal 2004 and a decrease of $3.8 million or 46 percent over the prior year.  Gross profit margins, excluding the inventory adjustment, were 39.8 percent versus 33.5 percent for the previous year. Excluding the restructuring charge of $2.5 million, operating expenses for the quarter were $2.8 million, a decrease of $541,000 or 16 percent from the second quarter of fiscal 2004 and a decrease of $1.1 million or 28 percent from the same prior year period.  Ciprico recorded a net loss for the quarter of $4.3 million or $0.90 per share versus a loss of $992,000 or $0.21 per share for the same period last year.  Excluding the charges of $3.4 million, the loss for the quarter was $875,000 or $0.19 a share.

For the nine months ended June 30, 2004, sales were $14.8 million a decrease of $10.3 million or 41 percent over the prior year.  Gross profit margins, excluding the inventory adjustment, were 38.8 percent versus 35.3 percent for the previous year.  Total operating expense, excluding the restructuring charges of $2.5 million, were $9.4 million, a $2.2 million or 19 percent decrease from the same prior year period.  Ciprico recorded a net loss for the first nine months of fiscal 2004 of $6.8 million or $1.44 per share, as compared with a net loss of $2.4 million or $0.50 per share for the same period last year.  Excluding the charges of $3.4 million, the loss for the nine-month period was $3.4 million or $0.72 a share.

James W. Hansen, interim CEO, said, “We saw positive impacts from our restructuring this past quarter with improved bottom line results from last year.  We continue our focus on managing expenses and working capital, while working to drive top line growth. Some key financial highlights this past quarter include:

•                  Sequential sales increase of 10% with growth in each of our market segments;

•                  Increased sales of our DiMeda™ product line, which generated just under $1.0 million of sales for the quarter along with solid shipments of our FibreSTORE® 2210 product, reflecting transition of a key broadcast OEM;

•                  Improved gross profit margins, exclusive of inventory adjustments, which reflects both favorable product mix and the impact of cost reductions;

•                  Maintained a strong balance sheet with $21 million of cash and continued aggressive working capital management.

We are cautious as we move into the fourth fiscal quarter, which has historically been soft in both our market segments.  We continue to work a number of new customer opportunities, but it is difficult to predict the timing of any new sales activity. Our lower expense levels and strong balance sheet enable us to work through our current sales levels.  We have focused our product development on enhancing our high-bandwidth storage capabilities, including the FibreSTORE 2212A, our newest serial ATA (SATA) storage product, and the DiMeda 10G, our recently announced 10 Gigabit Ethernet networked attached storage solution.”

Hansen added, “We have several strategic alliance opportunities under evaluation that will leverage our technology capabilities and strong brand name in digital media applications.  Our focus is to enhance our technology and product offerings and expand our distribution channels to strengthen our market position.  We believe the combination of internal innovation, partnerships and third-party alliances are all key elements for future growth of the company.  We have completed our technology, market and financial review of the business.  We are committed to growth through completion of our common storage software platform, development of alliances and selective acquisition opportunities to maximize shareholder value.”

The Company will host a conference call on Wednesday, July 28 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-240-6709.  A replay will be available through August 4, 2004 at 800-405-2236, replay code 11002876.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen	Thomas S. Wargolet
Interim CEO	Vice President – Finance and CFO
(763) 551-4000	(763) 551-4000

(more)

Ciprico Reports Third Quarter Results

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Amounts in thousands, except per share amounts)	2004	2003	2004	2003

NET SALES	$4,588	$8,431	$14,816	$25,114
Cost of sales (1)	3,660	5,607	9,971	16,238

GROSS PROFIT	928	2,824	4,845	8,876

OPERATING EXPENSES:
Research and development	1,238	1,574	4,119	4,606
Sales and marketing	1,140	1,734	3,925	5,110
General and administrative	426	613	1,403	1,891
Restructuring charges	2,500	—	2,500	—
Total operating expenses	5,304	3,921	11,947	11,607

LOSS FROM OPERATIONS	(4,376)	(1,097)	(7,102)	(2,731)
Other income, primarily interest	101	105	317	381

LOSS BEFORE INCOME TAXES	(4,275)	(992)	(6,785)	(2,350)

Income tax benefit	—	—	—	—

NET LOSS	$(4,275)	$(992)	$(6,785)	$(2,350)

Shares used to calculate net loss per share:
Basic and diluted	4,726	4,647	4,710	4,676

NET LOSS PER SHARE:
Basic and diluted	$(0.90)	$(0.21)	$(1.44)	$(0.50)

(1)          Amounts for both periods in 2004 include a non-cash adjustment of $900,000 to reduce certain legacy product inventory to market value

SALES INFORMATION

Comparative information on sales by market for the period ended June 30 are shown in the charts below (in millions).

For the quarter ended June 30:

	2004		2003
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$1.8	39%	$5.7	68%
Military & Government	2.7	59	2.5	30
Other	0.1	2	0.2	2
Total	$4.6	100%	$8.4	100%

For the nine months ended June 30:

	2004		2003
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$7.0	47%	$17.0	68%
Military & Government	7.2	49	7.7	31
Other	0.6	4	0.4	1
Total	$14.8	100%	$25.1	100%

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,328	$5,159
Marketable securities and short term investments	16,515	16,766
Accounts receivable, less allowance	2,568	4,016
Inventories	1,675	3,928
Other current assets	340	453
Total current assets	25,426	30,322
Property and equipment, net	653	1,972
Other assets	42	42
	$26,121	$32,336

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,265	$2,151
Accrued expenses	3,125	1,887
Deferred revenue	336	312
Total current liabilities	4,726	4,350

Shareholders’ equity:
Capital stock	47	47
Additional paid-in capital	35,075	34,840
Retained deficit	(13,666)	(6,881)
Deferred compensation from restricted stock	(61)	(20)
Total shareholders’ equity	21,395	27,986
	$26,121	$32,336

CIPRICO INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
(In thousands)	2004	2003

Cash flows from operating activities:
Net loss	$(6,785)	$(2,350)
Depreciation and amortization	1,051	1,374
Changes in operating assets and liabilities	4,149	(2,506)

Net cash flows used in operating activities	(1,585)	(3,482)

Cash flows from investing activities:

Equipment purchases	(153)	(1,236)
Equipment disposals	421	—
Purchases of marketable securities	(16,294)	(17,093)
Proceeds from sale or maturity of marketable securities	16,545	24,101

Net cash flows provided by investing activities	519	5,772

Cash flows from financing activities:

Repurchase of common stock	—	(692)
Proceeds from issuance of common stock	235	23

Net cash flows provided by (used in) financing activities	235	(669)

Net increase (decrease) in cash and cash equivalents	(831)	1,621

Cash and cash equivalents at beginning of period	5,159	6,413

Cash and cash equivalents at end of period	4,328	8,034

Marketable securities, current	16,515	13,610

Total cash and marketable securities	$20,843	$21,644

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